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October 12, 2016

Filing Desk

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Wells Fargo Funds Trust Ð File Nos. 333-74295; 811-09253

Dear Sir or Madam:

Pursuant to Rule 17g-1(g)(1)(B) of the Investment Company Act of 1940, we are filing on behalf of Wells Fargo Funds Trust (the ÒTrustÓ) an amendment to the joint insured fidelity bond to which the Trust is a named insured.

There have been no other amendments to the documents and information relating to the joint insured fidelity bond previously filed on October 4, 2016.

Sincerely,

Johanne Castro

Assistant Secretary

Not FDIC Insured Ð No Bank Guarantee Ð May Lose Value